SWIFT ENERGY COMPANY
N E W S

      FOR IMMEDIATE RELEASE
COMPANY CONTACT
Paul Vincent
Manager of Investor Relations
(281) 874-2700, (800) 777-2412

SWIFT ENERGY ANNOUNCES $300 MILLION BORROWING BASE

HOUSTON, April 29, 2009 – Swift Energy Company (NYSE: SFY) announced today that in conjunction with the normal semi-annual review, its ten member bank group has re-determined the Company’s borrowing base and commitment amount under its revolving credit facility to be $300 million, effective May 1, 2009.  This is a decrease from the previous borrowing base of $400 million and commitment amount of $350 million.

The Company has historically kept draws under its credit facility borrowing base at a level well below the established commitment amount and intends to fund 2009 capital expenditures primarily with cash flows from operations.  The amount outstanding on the Company’s credit facility as of March 31, 2009 was $236.7 million.

In line with current market conditions, pricing was amended to establish the Eurodollar Rate borrowing margins at escalating rates of between 200 and 350 basis points and the Alternative Base Rate borrowing margins at escalating rates of between 100 and 250 basis points.  The Commitment Fee associated with the unfunded portion of the borrowing base is set at 50 basis points.  The effect of this increased pricing will be reflected in revised guidance provided in conjunction with the Company’s first quarter 2009 earnings release on May 7, 2009.

Swift Energy Company, founded in 1979 and headquartered in Houston, engages in developing, exploring, acquiring and operating oil and gas properties, with a focus on oil and natural gas reserves in the onshore and inland waters of Louisiana and Texas. Over the Company’s 29-year history, Swift Energy has shown long-term growth in its proved oil and gas reserves, production and cash flow through a disciplined program of acquisitions and drilling, while maintaining a strong financial position.

This material includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections, or other statements other than statements of historical fact, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the Company’s business are set forth in the filings of the Company with the Securities and Exchange Commission.

16825 Northchase Drive, Suite 400, Houston TX 77060
www.swiftenergy.com